Filed pursuant to Rule 424(b)(3)
Registration No. 333-161694
PROSPECTUS

24,762,636 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 24,762,636 shares of our common stock by the selling stockholder, or its donees, pledgees, transferees or other successors-in-interests.  The shares of common stock being sold are originally issuable upon the exercise of a warrant held by the selling stockholder, or its donees, pledgees, transferees or other successors-in-interests.  We will not receive any of the proceeds from the sale of these shares, but we will incur expenses in connection with the offering.

These shares are being registered to permit the sale of these shares from time to time, in amounts, at prices and on terms determined at the time of offering. The shares may be sold through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 7.

Our common stock trades on the New York Stock Exchange under the symbol “WNC.” On April 8, 2010, the last reported sales price of our common stock on the New York Stock Exchange was $8.17 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2010.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  The common stock is not being offered in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our,” “the Company” and “Wabash” refer to Wabash National Corporation.

i

SUMMARY

                The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

Wabash National Corporation

Founded in 1985 as a start-up company, Wabash is one of North America’s leaders in designing, manufacturing and marketing standard and customized truck trailers and related transportation equipment. We believe our success has been the result of our longstanding relationships with our core customers, our demonstrated ability to attract new customers, our broad and innovative product lines, our technological leadership and our large distribution and service network. Our management team is focused on rightsizing our manufacturing and retail operations to match the current demand environment, implementing our cost savings initiatives, strengthening our capital structure, developing innovative products, improving earnings and selective production introductions that meet the needs of our customers.

The address of our principal executive office is 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and our telephone number is (765) 771-5300.  We maintain a website at www.wabashnational.com.  Information on our website is not, however, a part of, or incorporated by reference into, this prospectus.

The Transaction

On July 17, 2009, we entered into a Securities Purchase Agreement with Trailer Investments, LLC (“Trailer Investments”) pursuant to which Trailer Investments agreed to invest $35 million in the Company.  On August 3, 2009, pursuant to the Securities Purchase Agreement, we issued to Trailer Investments 20,000 shares of our Series E redeemable preferred stock (the “Series E Preferred”), 5,000 shares of our Series F redeemable preferred stock (the “Series F Preferred”), and 10,000 shares of our Series G redeemable preferred stock (the “Series G Preferred”, and together with the Series E Preferred and the Series F Preferred, the “Preferred Stock”) and a warrant that is exercisable at $0.01 per share for 24,762,636 newly issued shares of our common stock representing on August 3, 2009, the date the warrant was delivered, 44.21% of our issued and outstanding common stock after giving effect to the issuance of the shares underlying the warrant, subject to upward adjustment (the “Warrant”) for an aggregate purchase price of $35,000,000 (the “Transaction”). The dividend rates for the Series E Preferred, Series F Preferred and Series G Preferred are 15% per annum, 16% per annum and 18% per annum, respectively.  Initially, the annual dollar amounts of dividends are $3 million, $800,000 and $1.8 million, respectively. The dividend on each series of Preferred Stock is payable quarterly and subject to increase by 0.5% every quarter if the applicable series of Preferred Stock is still outstanding after August 3, 2014.  During the first two years following the issuance of the Preferred Stock, we may elect to accrue these dividends. The dividend rates on the Preferred Stock will increase upon the occurrence of events of noncompliance. On July 17, 2009, we also entered into our Third Amended and Restated Loan and Security Agreement, which was effective August 3, 2009 (the "Amended Facility"), by and among us and certain of our subsidiaries identified on the signature page thereto (the “Borrowers”), Bank of America, N.A., as a lender and as agent (“Agent”), and the other lenders parties thereto. The proceeds from the Transaction were used by us to reduce the outstanding balance under our Amended Facility and to pay the costs of the Transaction. As a result of the Transaction, we have a material relationship with the selling stockholder and certain of its affiliates, as described in this prospectus and as described in detail in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus.

The Offering

Common stock offered by the selling stockholder	24,762,636 shares.

Selling stockholder
All of the common stock is being offered by the selling stockholder, Trailer Investments, or its donees, pledgees, transferees or other successors-in-interests.  See “Selling Stockholder” for more information on the selling stockholder. We are not selling any shares in this offering.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Plan of Distribution
The selling stockholder may offer and sell the common stock from time to time through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 8.

New York Stock Exchange symbol	“WNC”

Risk Factors
See “Risk Factors” and the other information contained in this prospectus or to which we refer you for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

 RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference in this prospectus before you decide to purchase our common stock.  In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I— Item 1A. Risk Factors” of our Form 10-K for the fiscal year ended December 31, 2009, which information is incorporated in this prospectus by reference.  Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock.  As a result, you could lose all or part of your investment.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 001-10883, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 26, 2010;
•	our Current Reports on Form 8-K filed with the SEC on February 8, 2010, February 10, 2010, and February 22, 2010.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described below under the section entitled “Where You Can Find More Information.”  Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Wabash National Corporation
Attention: Corporate Secretary
P.O. Box 6129
Lafayette, Indiana 47903
(765) 771-5300

Our internet website is www.wabashnational.com.  We make our electronic filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC.  The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Our “forwarding-looking statements” include, but are not limited to, statements regarding:

•	our business plan;

•	our expected revenues, income or loss and capital expenditures;

•	plans for future operations;

•	financing needs, plans and liquidity, including for working capital and capital expenditures;

•	our ability to achieve sustained profitability;

•	reliance on certain customers and corporate relationships;

•	availability and pricing of raw materials;

•	availability of capital;

•	dependence on industry trends;

•	the outcome of any pending litigation;

•	export sales and new markets;

•	engineering and manufacturing capabilities and capacity;

•	acceptance of new technology and products;

•	government regulation; and

•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus.  Important risks and factors that could cause our actual results to be materially different from our expectations include the factors that are disclosed in “Part I— Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.  Each forward-looking statement contained in this prospectus reflects management’s view only as of the date on which that forward-looking statement was made. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

                    We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus.

SELLING STOCKHOLDER

All of the shares of common stock registered for sale pursuant to this prospectus are shares issuable upon the exercise of the Warrant owned by the selling stockholder, Trailer Investments, or its donees, pledgees, transferees or other successors-in-interest. The Warrant was issued to Trailer Investments on August 3, 2009 and it was acquired by Trailer Investments, together with shares of Preferred Stock, under a Securities Purchase Agreement, dated as of July 17, 2009, between us and Trailer Investments.  We are registering the shares of common stock in order to permit the selling stockholder and its donees, pledgees, transferees or other successors-in-interest, to offer the shares acquired by full or partial exercise of the Warrant for resale from time to time.  We have agreed to pay all expenses resulting from our obligation to register the shares issuable upon exercise of the Warrant.  This prospectus relates only to sales of shares of our Common Stock upon exercise of the Warrant and does not cover sale of any shares of the Preferred Stock, the Warrant itself or any shares that may become issuable pursuant to the adjustment mechanisms of the Warrant, other than shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.  The Warrant may be exercised in full or in part, from time to time and at any time within its 10 year term, by the holder thereof, and the exercise price per share is $.01.  The Warrant may be exercised for cash or pursuant to a cashless exercise feature and the shares issuable upon exercise will be issued in a transaction not involving a public offering under federal and state securities laws.

The Preferred Stock and the Warrant were issued for an aggregate purchase price of $35,000,000.  As a result of the Transaction, we have a material relationship with Trailer Investments and certain of its affiliates. This relationship includes certain consent rights and privileges we granted to Trailer Investments under the agreements we entered into at the closing of the Transaction.  This material relationship includes, for so long as Trailer Investments and its affiliates, including investors in the funds controlled by Lincolnshire Management, Inc. (collectively with Trailer Investments, the “Trailer Investors”), beneficially own at least 10% of our outstanding common stock, the right for the Trailer Investors to designate five persons for election to our board of directors.  Other elements of this material relationship are more fully described under the “Dividend Policy” and “Description of Our Common Stock” sections of this prospectus and are described in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this prospectus.

                The following table sets forth information with respect to the selling stockholder and the shares of common stock beneficially owned by the selling stockholder, including shares that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholder to us and is as of the date of this prospectus. Because the selling stockholder may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholder.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares That May Be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering	Percent of Shares Owned After Offering
Trailer Investments, LLC (1)	24,762,636	(1)	24,762,636	(2)	(2)

(1)
Lincolnshire Equity Fund III, L.P. (“LEF III”), a Delaware limited partnership is the sole member of Trailer Investments , Lincolnshire Equity Partners III, L.P. (“LEP III”), a Delaware limited partnership, is the general partner of LEF III, and Lincolnshire Equity III, LLC (“Equity III”), a Delaware limited liability company , is the general partner of LEP III. Thomas J. Maloney, one of our directors who was designated by Trailer Investments holds a majority of the voting power of Equity III.   Trailer Investors has also designated the following individuals to serve on our board of directors: Michael J. Lyons, Vineet Pruthi, James G. Binch, and Andrew C. Boynton.  All of the shares of common stock beneficially owned by Trailer Investments and offered hereby are not currently outstanding but are issuable at any time upon exercise of the Warrant.

(2)
Because the selling stockholder may, under this prospectus, offer all or some portion of its common stock, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholder upon termination of any sales. We refer you to the information under the heading “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling stockholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock registered hereby or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, which may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national or international securities exchange on which our shares are listed or traded;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in underwritten transactions on either a firm commitment or best-efforts basis;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an agreement between a broker-dealer and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.  The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock it offers will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  A selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of common stock. This may include over-allotments or short sales of common stock, which involve the sale by persons participating in the offering of more common stock than the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “WNC.” The number of record holders of our common stock at March 18, 2010 was 911.  The following table sets forth the high and low stock prices as reported on the New York Stock Exchange for the time periods indicated:

	2008
	High	Low
First quarter	$9.50	$6.96
Second quarter	$10.59	$7.55
Third quarter	$11.69	$6.85
Fourth quarter	$9.37	$3.26

	2009
	High	Low
First quarter	$5.07	$0.51
Second quarter	$2.71	$0.68
Third quarter	$3.25	$0.50
Fourth quarter	$3.05	$1.36

	2010
	High	Low
First quarter	$7.84	$1.82
Second quarter (through April 8, 2010)	$8.24	$6.95

On April 8, 2010, the last reported sales price of our common stock as reported on the New York Stock Exchange was $8.17.

DIVIDEND POLICY

We historically paid quarterly dividends until these dividend payments were suspended by our board of directors on December 28, 2001.  We resumed the payment of quarterly dividends beginning in the first quarter of 2005.  However, in December 2008 these dividend payments were again suspended due to the weak economic environment and uncertainty as to the timing of a recovery as well as our effort to enhance liquidity.

Under the Amended Facility, we are not permitted to pay cash dividends to our common stockholders until the second anniversary of the effectiveness of the Amended Facility and then only if (i) no default or events of default are then in existence or would be caused by such purchase, redemption or payment, (ii) immediately after such purchase, redemption or payment, the Borrowers have unused availability under the Amended Facility of at least $40 million, (iii) the amount of all cash dividends paid by us does not exceed $20 million in any fiscal year and (iv) at least five business days prior to the purchase, redemption or payment, an officer of Wabash has delivered a certificate to the Agent certifying that the conditions precedent in clauses (i)-(iii) have been satisfied.  Further, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock, we cannot directly or indirectly declare or make any dividend, distribution, or redemption of any shares of any class of our stock other than dividend payments on the Preferred Stock without the consent of a majority of the Trailer Investors.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock and provisions of our certificate of incorporation and amended and restated bylaws, as amended, are summaries and are qualified by reference to our certificate of incorporation and our amended and restated bylaws, as amended, that are filed as exhibits to the registration statement that includes this prospectus.  The General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our common stock.

General

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share.  We are also authorized to issue up to 25,000,000 shares of preferred stock, par value $0.01 per share.  As of March 18, 2010, (i) there were 31,109,898 shares of our common stock outstanding, (ii) 35,000 shares of our Preferred Stock outstanding and (ii) there was the Warrant outstanding that is exercisable at $0.01 per share for 24,762,636 newly issued shares of our common stock, subject to upward adjustment.

Voting Rights

Holders of our common stock are entitled to attend all annual and special meetings of our stockholders and to vote upon any matter, including, without limitation, the election of directors.  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.  However, for so long as the Trailer Investors beneficially own at least 10% of our outstanding common stock, they maintain the right to designate five persons for election to our board of directors.  In addition, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock, we cannot take certain actions without the consent of a majority of the Trailer Investors, even if approved by the holders of our common stock.  Specifically, without the approval of a majority of the Trailer Investors we cannot:

•	directly or indirectly declare or make any dividend, distribution, or redemption of any shares of any class of our stock other than dividend payments on the Preferred Stock;

•	directly or indirectly declare or make any payments of management, consulting or other fees to any affiliate, which includes certain of our officers, directors and employees;

•	issue any notes or debt securities containing equity or voting features or any capital stock, other equity securities or equity-linked securities;

•	make loans or advances to, guarantees for the benefit of, or investments in, any person, subject to exceptions for reasonable advances to employees and specified types of highly liquid investments;

•
liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, unless, in the case of a recapitalization or reorganization, such transaction would result in a change of control and we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock prior to or contemporaneous with the consummation of such transaction;

•
directly or indirectly acquire any interest in an entity or joint venture, except for acquisitions involving aggregate consideration (whether payable in cash or otherwise) not to exceed $5,000,000 in the aggregate if, at the time of any such acquisition, we have availability for draw-downs under the Amended Facility in an amount equal to or exceeding $20,000,000 and the ratio of our aggregate indebtedness as of the most recent month end to the previous twelve-month EBITDA (as defined in the Amended Facility) after giving effect to such acquisition is less than 6:1;

•	reclassify or recapitalize our capital stock , subject to certain exceptions;

•	enter into any line of business other than the lines of business in which we are currently engaged and other activities reasonably related thereto;

•
enter into, amend, modify or supplement any agreement, commitment or arrangement with any of our affiliates, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by certain documents entered into in connection with the Transaction;

•
create, incur, guarantee, assume or suffer to exist, any indebtedness, other than (A) indebtedness pursuant to the Amended Facility, and (B) indebtedness in an aggregate amount not to exceed $10,000,000, provided that such indebtedness is created, incurred, guaranteed, assumed or suffered to exist solely to satisfy our working capital requirements, the interest rate per annum applicable to such Indebtedness does not exceed 9% and the ratio of our aggregate indebtedness as of the most recent month end to the previous twelve-month EBITDA after giving effect to such creation, incurrence, guaranty, assumption or sufferance does not exceed 3:1;

•
engage in any transaction that results in a change of control unless we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction;

•
sell, lease or otherwise dispose of more than 2% of our consolidated assets (computed on the basis of book value, determined in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”), or fair market value, determined by the board of directors in its reasonable good faith judgment) in any transaction or series of related transactions, other than sales of inventory in the ordinary course of business;

•
become subject to any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to us or (B) restrict our right or ability to perform the provisions of certain agreements entered into in connection with the Transaction or to conduct its business as conducted as of the Effective Date (as defined in the Amended Facility);

•
make any amendment to or rescind any provision of our organization documents, increase the number of authorized shares of common stock or preferred stock or adversely affect or otherwise impair the rights of the Trailer Investors or the holders of the Preferred Stock; or

•	increase the size of the board of directors or create or change any committee of our board of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their ratable portion of our assets legally available for distribution after the payment of all debts and other liabilities and subject to the rights of the Preferred Stock.  Subject to the rights of our creditors, upon any liquidation, dissolution or winding up of Wabash the holders of the Preferred Stock are entitled to be paid before any distribution or payment is made to the holders of our common stock.  The liquidation preference for the Preferred Stock is for an amount in cash equal to $1,000 per share of Preferred Stock plus all accumulated, accrued and unpaid dividends thereon.  Further, as noted above under “Voting Rights”, without the consent of a majority of the Trailer Investors we cannot engage in any transaction that results in a change of control unless we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction.

Other Rights and Restrictions

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock and the shares of any series of preferred stock that we may designate and issue in the future.  Our certificate of incorporation and amended and restated bylaws, as amended, do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Anti-Takeover Provisions

Organizational Documents. Our certificate of incorporation and our amended and restated bylaws, as amended, provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before the meeting or taken by written action in lieu of a meeting by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote were present and void. Our amended and restated bylaws, as amended, further provide that special meetings of stockholders may only be called by our President, board of directors, or chairperson of the board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting actions that are favored by the holders of a majority of our outstanding voting securities.

Certificates of Designation of the Preferred Stock.  Pursuant to the terms of our Preferred Stock, which are provided in the certificates of designation filed with the Secretary of State for the State of Delaware for each series, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock we cannot engage in any transaction that results in a change of control unless we pay the Preferred Stock holders all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction without the consent of a majority of the Trailer Investors.  Further, without the consent of a majority of the Trailer Investors we cannot sell, lease or otherwise dispose of more than 2% of our consolidated assets (as computed on the basis of book value determined in accordance with GAAP or on the basis of fair market value determined by the board of directors in its reasonable good faith judgment) in any transaction or series of related transactions, other than sales of inventory in the ordinary course of business.

Stockholders’ Rights Plan.  We have a Stockholders’ Rights Plan (the “Rights Plan”) that is designed to deter coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover on terms that are favorable and fair to all stockholders and will not interfere with a merger approved by our board of directors. Each right entitles stockholders to buy one one-thousandth of a share of Series D Junior Participating Preferred Stock at an exercise price of $120. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 20% or more of our common stock or if we enter into other business combination transactions not approved by our board of directors. Trailer Investments is exempted from the application of the Rights Plan to the acquisition of our shares by them. In the event the rights become exercisable, the Rights Plan allows for our stockholders to acquire our stock or the stock of the surviving corporation, whether or not we are the surviving corporation, having a value twice that of the exercise price of the rights. These rights pursuant to the Rights Plan will expire December 28, 2015 or are redeemable for $0.01 per right by the our board under certain circumstances.

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors on our common stock, subject to any preferential dividend rights of outstanding preferred stock, including the Preferred Stock, and subject to any applicable contractual restrictions and limitations, including as a result of our current amended and restated credit facility.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WNC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon Corporation.

LEGAL MATTERS

Hogan & Hartson LLP, Baltimore, Maryland has passed upon certain legal matters in connection with the common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.